SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2015
IBERIABANK CORPORATION
(Exact name of Registrant as Specified in Charter)

Louisiana (State or Other Jurisdiction of Incorporation)	0-25756 (Commission File Number)	72-1280718 (I.R.S. Employer Identification No.)

200 West Congress Street, Lafayette, Louisiana 70501
(Address of Principal Executive Offices)
(337) 521-4003
Registrant’s telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01    REGULATION FD DISCLOSURE
On October 22, 2015, IBERIABANK Corporation (the “Company”) disclosed the following:

•	The Company confirms it expects:

◦	Full year operating earnings per share of $4.17 to $4.22 in 2015;

◦	Net interest margin for the fourth quarter of 2015 to be stable;

◦	A decline in operating non-interest expense from the third quarter of 2015 to the fourth quarter of 2015;

◦	No significant changes in credit quality in the fourth quarter of 2015 from the third quarter of 2015; and

◦	Loan and deposit growth to continue at historical levels

•
Of the approximately $15 million in total expense savings or revenue growth initiatives the Company expects to incur in the third and fourth quarters of 2015 and into 2016, the Company currently estimates $3.0 million to $3.5 million will be realized in the fourth quarter of 2015, and its targeted full run rate will be achieved in the first half of 2016.

•	The Company confirmed its belief that it can achieve annual operating non-interest expenses in 2016, including the realization of cost savings and acquisition synergies, of $560 million.

•
The Company has analyzed its progress toward its stated goals for 2016 and does not believe an increase in the federal funds rate in 2016 would impact achieving the lower end of these goals. The Company also expects its net interest margin and asset sensitivity to remain relatively stable in 2016.

•	The Company affirmed it does not have any second lien exposure in its reserved-based Exploration and Production ("E&P") energy-related loan portfolios.

•	At September 30, 2015, 8.3% of the outstanding balance of the Company’s energy-related loan portfolio was considered criticized.

•	The Company currently estimates a quarterly decrease of $185 million to $200 million in its acquired loan portfolio through the fourth quarter of 2016.

Caution About Forward-Looking Statements
To the extent that statements in this Current Report on Form 8-K relate to future plans, objectives, financial results or performance of the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.
Actual results could differ materially because of factors such as the level of market volatility, our ability to execute our growth strategy, including the availability of future FDIC-assisted failed bank opportunities, unanticipated losses related to the integration of, and refinements to purchase accounting adjustments for, acquired businesses and assets and assumed liabilities in the Company’s pending merger transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in acquisitions, expected timing of the closing of the pending mergers, the expected returns and other benefits of the pending mergers to shareholders, expected improvement in operating efficiency resulting from the pending mergers, estimated expense reductions resulting from the pending transactions and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the pending mergers on the Company’s capital ratios. Actual results may deviate from the Company’s current estimates and assumptions of timing and amounts of cash flows, credit risk of our customers, effects of the on-going decline in energy and commodity prices, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation (including, without limitation, higher capital requirements), increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational systems or infrastructure and those of third-party providers of those services, hurricanes and other adverse weather events, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website, http://www.sec.gov, and at the Company’s website, http://www.iberiabank.com, under the heading “Investor Information.” All information in this Current Report on Form 8-K is as of the date of this Report. The Company undertakes no duty to update any forward-looking statement to conform the statements to actual results or changes in the Company’s expectations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
IBERIABANK CORPORATION

DATE: October 22, 2015
By: /s/ Daryl G. Byrd
    Daryl G. Byrd
President and Chief Executive
Officer